Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this pre-effective Amendment No.1 to Registration Statement No. 333- 280757 on Form S-3 of Aditxt, Inc. of our report dated April 27, 2023 (July 7, 2023 as to the effects of the reverse stock split described in Note 1) relating to the financial statements of Evofem Biosciences, Inc. appearing in the Amendment No.1 to the Current Report on Form 8-K dated December 11, 2023 of Aditxt, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, CA

August 2, 2024